Exhibit 99.2

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

Chicopee Bancorp, Inc.

70 Center Street

Chicopee, MA 01013

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 4, 2016, to the Board of Directors of Chicopee Bancorp, Inc., a Massachusetts corporation (the “Company”), as Annex B to the joint proxy statement/prospectus contained in that certain Registration Statement of Westfield Financial, Inc., a Massachusetts corporation (“Westfield”), on Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and Westfield, and references made to our firm and such opinion in such joint proxy statement/prospectus and Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.

Minneapolis, Minnesota June 24, 2016